As filed with the Securities and Exchange Commission on July 30, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lufax Holding Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 1333 Lujiazui Ring Road 15/F

Pudong New District, Shanghai

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

Amended and Restated Phase I Share Incentive Plan

Amended and Restated Phase II Share Incentive Plan

Amended and Restated 2019 Performance Share Unit Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Copies to:

James Xigui Zheng, Chief Financial Officer Telephone: +86 21-3863-2121 Email: Investor_Relations@lu.com No. 1333 Lujiazui Ring Road 15/F Pudong New District, Shanghai People’s Republic of China	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower The Landmark 15 Queen’s Road Central Hong Kong +852 3740-4700	Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 46th Floor, JingAn Kerry Centre, Tower II 1539 Nanjing West Road Shanghai The People’s Republic of China +86 21-6193-8200

CALCULATION OF REGISTRATION FEE

Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum aggregate offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary shares, par value US$0.00001 per share (granted options under the 2014 Plan)	15,516,437(3)	$10.02(3)	$155,474,698.74	$16,962.29
Ordinary shares, par value US$0.00001 per share (reserved under the 2014 Plan)	5,128,366(4)	$15.12(4)	$77,540,893.92	$8,459.71
Ordinary shares, par value US$0.00001 per share (granted options under the 2015 Plan)	4,283,114(5)	$16.08(5)	$68,872,473.12	$7,513.99
Ordinary shares, par value US$0.00001 per share (reserved under the 2015 Plan)	5,716,886(6)	$15.12(6)	$86,439,316.32	$9,430.53
Ordinary shares, par value US$0.00001 per share (granted performance share units under the 2019 Plan)	3,347,112(7)	$15.12(7)	$50,608,333.44	$5,521.37
Ordinary shares, par value US$0.00001 per share (reserved under the 2019 Plan)	11,652,888(8)	$15.12(8)	$176,191,666.56	$19,222.51
Total	45,644,803	—	$615,127,382.10	$67,110.40

(1)

These shares may be represented by the Registrant’s American Depositary Shares, or ADSs, two of which represent one ordinary share. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (File No.: 333-249612 and File No.: 333-256887).

(2)

Represents the amount of ordinary shares issuable upon exercise of options granted under the Amended and Restated Phase I Share Incentive Plan of the Registrant (the “2014 Plan”) and the Amended and Restated Phase II Share Incentive Plan of the Registrant (the “2015 Plan”) and vesting of performance share units granted under the Amended and Restated 2019 Performance Share Unit Plan of the Registrant (the “2019 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2014 Plan, the 2015 Plan and the 2019 Plan. Any ordinary shares covered by an award granted under the 2014 Plan, the 2015 Plan and the 2019 Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares that may be issued under the 2014 Plan, the 2015 Plan and the 2019 Plan.

(3)

The amount to be registered represents ordinary shares issuable upon the exercise of outstanding options granted under the 2014 Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of such outstanding options. The weighted average exercise price of the outstanding options is translated from Renminbi to U.S. dollars at a rate of RMB6.4808 to US$1.00, the exchange rate in effect as of July 23, 2021 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

(4)

These shares are reserved for future option grants under the 2014 Plan. The number of ordinary shares available for issuance under the 2014 Plan has been estimated for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $7.56 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the New York Stock Exchange on July 26, 2021.

(5)

The amount to be registered represents ordinary shares issuable upon the exercise of outstanding options granted under the 2015 Plan as of the date of this registration statement, and the corresponding proposed maximum offering price per share represents the weighted average exercise price of such outstanding options. The weighted average exercise price of the outstanding options is translated from Renminbi to U.S. dollars at a rate of RMB6.4808 to US$1.00, the exchange rate in effect as of July 23, 2021 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System.

(6)

These shares are reserved for future option grants under the 2015 Plan. The number of ordinary shares available for issuance under the 2015 Plan has been estimated for the purposes of calculating the amount of the registration fee. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $7.56 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the New York Stock Exchange on July 26, 2021.

(7)

The amount to be registered represents performance share units granted under the 2019 Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $$7.56 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the New York Stock Exchange on July 26, 2021.

(8)

These shares are reserved for future performance share unit grants under the 2019 Plan, and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $$7.56 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the New York Stock Exchange on July 26, 2021.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2014 Plan, the 2015 Plan and/or the 2019 Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Lufax Holding Ltd (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)

The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020 (File No. 001-39654) filed on March 11, 2021 pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”); and

(b)

The description of the Registrant’s ordinary shares set forth under “Description of Share Capital” in the Registrant’s registration statement on Form F-1 (File No. 333-249366), initially filed with the Commission on October 7, 2020, including any amendment, supplement and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s Fifth Amended and Restated Memorandum of Association and Eighth Amended and Restated Articles of Association, adopted by its shareholders on September 30, 2020 and effective conditional and immediately upon the completion of the Company’s initial public offering of ordinary shares represented by American Depositary Shares, provides that the Registrant shall indemnify its directors and officers out of the assets and profits of the Company against all actions, costs, charges, expenses, losses and damages incurred by such persons in connection with the execution of such person’s duties or supposed duties, in their respective offices or trusts, otherwise than by reason of such person’s own dishonesty, fraud or wilful default.

2

Pursuant to the indemnification agreement, the form of which was filed as Exhibit 10.4 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-249366), the Registrant has agreed to indemnify its directors and senior officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

EXHIBIT INDEX

Exhibit Number	Description

4.1	Fifth Amended and Restated Memorandum of Association and Eighth Amended and Restated Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1 filed with the Securities and Exchange Commission on October 7, 2020 (File No. 333-249366))

4.2*	Registrant’s Specimen Certificate for Ordinary Shares

4.3	Deposit Agreement among the Registrant, the depositary and holders of the American Depositary Receipts dated November 3, 2020 (incorporated by reference to Exhibit 2.3 to the Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020 (File No. 001-39654) filed with the Securities and Exchange Commission on March 11, 2021)

4.4	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

5.1*	Opinion of Maples and Calder (Hong Kong) LLP, Cayman Islands legal counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1	English translation of Amended and Restated Phase I Share Incentive Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s current report on Form 6-K (File No. 001-39654) filed with the Securities and Exchange Commission on July 21, 2021)

10.2	English translation of Amended and Restated Phase II Share Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s current report on Form 6-K (File No. 001-39654) filed with the Securities and Exchange Commission on July 21, 2021)

10.3	English translation of Amended and Restated 2019 Performance Share Unit Plan (incorporated by reference to Exhibit 99.3 to the Registrant’s current report on Form 6-K (File No. 001-39654) filed with the Securities and Exchange Commission on July 21, 2021)

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm

23.2*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on July 30, 2021.

Lufax Holding Ltd

By:	/s/ Guangheng Ji
Name:	Guangheng Ji
Title:	Chairman of the Board and Chairman of Lufax Executive Committee

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Guangheng Ji and Yan Zhuang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on July 30, 2021.

Signature	Title

/s/ Guangheng Ji Guangheng Ji	Chairman of the Board and Chairman of Lufax Executive Committee

/s/ Gregory Dean Gibb Gregory Dean Gibb	Director and Co-Chief Executive Officer (Principal Executive Officer)

/s/ Yong Suk Cho Yong Suk Cho	Director and Co-Chief Executive Officer

/s/ Rui Li Rui Li	Director

/s/ Rusheng Yang Rusheng Yang	Independent Director

/s/ Weidong Li Weidong Li	Independent Director

/s/ Xudong Zhang Xudong Zhang	Independent Director

/s/ Yunwei Tang Yunwei Tang	Independent Director

/s/ David Xianglin Li David Xianglin Li	Independent Director

/s/ James Xigui Zheng James Xigui Zheng	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ David Siu Kam Choy David Siu Kam Choy	Controller and Chief Financial Officer of Puhui

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Lufax Holding Ltd has signed this registration statement or amendment thereto in New York on July 30, 2021.

Authorized U.S. Representative

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President